UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Tractor Supply Company
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TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com

To Our Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Tractor Supply Company.  The meeting will be held on Thursday, May 1, 2014, at the Company’s Store Support Center in Brentwood, Tennessee.  The meeting will start at 10:00 a.m. (central time).

The following pages contain the formal Notice of Annual Meeting of Shareholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting.  The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 28, 2013, and there will be an opportunity for comments and questions from shareholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted.  After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,
Gregory A. Sandfort
President and Chief Executive Officer

March __, 2014

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
TractorSupply.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 1, 2014

Please join us for the 2014 Annual Meeting of Shareholders of Tractor Supply Company.  The meeting will be held at the Company's Store Support Center, 200 Powell Place, Brentwood, Tennessee 37027, on Thursday, May 1, 2014, at 10:00 a.m. (central time).

The purposes of the meeting are:

1. To elect directors to serve a one-year term ending at the 2015 Annual Meeting of Shareholders;

2. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from two hundred million (200,000,000) to four hundred million (400,000,000);

3. To re-approve the material terms of the performance goals under our 2009 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

4. To ratify the reappointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014;

5. To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company (“Say on Pay”); and

6. To transact any other business as may be properly introduced at the 2014 Annual Meeting of Shareholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2013 Annual Report to Shareholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/TSCO, which does not have “cookies” that identify visitors to the site.

As shareholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Benjamin F. Parrish, Jr.
Senior Vice President-General Counsel
and Corporate Secretary
Brentwood, Tennessee
March __, 2014

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com

PROXY STATEMENT

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ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2014

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2014 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held at our Store Support Center, located at 200 Powell Place, Brentwood, TN 37027, on Thursday, May 1, 2014 at 10:00 a.m. central time, or at any adjournment thereof.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each shareholder entitled to vote at the Meeting on or about March __, 2014.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the Meeting?
The Board of Directors has set March 6, 2014 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock, par value of $.008 per share (“Common Stock”), at the close of business on March 6, 2014, you may vote at the Meeting. You are entitled to one vote for each share of Common Stock you held on the record date.

A list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder for any purpose germane to the Meeting during normal business hours for a period of ten days before the Meeting at our Store Support Center and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?
A majority of our shares of Common Stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were _______ shares of our Common Stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.

Why am I being asked to review materials on-line?
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?
You will be voting on the following:

•	The election of directors to serve a one-year term ending at the 2015 Annual Meeting of Shareholders;

•
The approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from two hundred million (200,000,000) to four hundred million (400,000,000);

•	The re-approval of the material terms of the performance goals under our 2009 Stock Incentive Plan (the “2009 Plan”) for purposes of Section 162(m) of the Internal Revenue Code;

•	The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm;

•	The approval of the compensation of the named executive officers of the Company (“Say on Pay”); and

•	Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:

•	“FOR” the election of the director nominees named in this Proxy Statement;

•	“FOR” the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock;

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•	“FOR” the re-approval of the material terms of the performance goals under the 2009 Plan;

•	“FOR” the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	“FOR” the approval of the compensation of the named executive officers of the Company.

How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares and the Notice has been sent directly to you by Computershare.  Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail.  You may vote in person at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet, or by phone.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on May 1, 2014, otherwise Computershare must receive your paper proxy card before May 1, 2014.  If you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on April 29, 2014, otherwise Computershare must receive your paper proxy card before April 29, 2014.

May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting.

A nominee will be elected to the Board of Directors at the Meeting if the votes cast “for” the nominee exceed the votes cast “against” the nominee’s election.  However, in an uncontested election, if an incumbent director does not receive a majority of votes cast “for” his or her election, the director is required by the Company’s Director Resignation Policy to submit his or her resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee.  The committee will consider the tendered resignation and make a recommendation to the Board of whether to accept or reject the resignation.  The Board will take action within 45 days of receipt of the committee’s recommendation and will publicly disclose its decision.  See “Director Resignation Policy” under “Item 1–Election of Directors” for more information about this policy.

The approval of the amendment to the Company’s Certificate of Incorporation will be approved if it receives the affirmative vote of a majority of the shares of the Company’s Common Stock entitled to vote at the Meeting.

The re-approval of the material terms of the performance goals under the 2009 Plan, the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm and the approval of the executive compensation of our named executive officers will each be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.

If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal.  This will not affect the election of directors.  Since the amendment to the Company’s Certificate of Incorporation passes only if it receives the affirmative vote of a majority of the shares entitled to vote at the Meeting and since the re-approval of the material terms of the performance goals under the 2009 Plan, the ratification of the reappointment of Ernst &

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Young LLP as our independent registered public accounting firm and the advisory vote on executive compensation pass only if each receives a favorable vote from a majority of shares present at the Meeting, the fact that you are abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposals.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares.  If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”  The election of directors, the re-approval of the material terms of the performance goals under the 2009 Plan and the approval of the compensation of the named executive officers are not routine matters, and a broker may not vote on these matters without receiving instructions.  The amendment to the Company’s Certificate of Incorporation and the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm are routine matters, and brokers and nominees may vote on these matters without receiving instructions.

Unless you indicate otherwise, the persons named as your proxies will vote your shares (a) FOR all nominees for director, (b) FOR the approval of the amendment to the Company’s Certificate of Incorporation, (c) FOR the re-approval of the material terms of the performance goals under the 2009 Plan, (d) FOR the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm, and (e) FOR the approval of the compensation of the named executive officers of the Company.

Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.

Can I revoke my proxy?
Yes.  You can revoke your proxy by:

•	Filing written notice of revocation with our Corporate Secretary before the Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Meeting.

Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed with the SEC at www.sec.gov within four business days following the Meeting.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact:  Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4632.

ITEM 1 – ELECTION OF DIRECTORS

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors.  All nominees are presently directors of the Company.  The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings. All directors were elected by the Company's shareholders at the 2013 Annual Meeting other than Mr. Weikel who was appointed to the Board in February 2014.

Nominees for Directors

The Board, upon recommendation of its Corporate Governance and Nominating Committee, has nominated each of the directors named below for election at this Meeting.  Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.  The experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below.

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The following table sets forth certain information concerning these nominees:

Name and Age	Director Since	Positions with Company, Directorships, Business Experience for Last Five Years and Reasons for Nomination
Cynthia T. Jamison, 54	2002
Served as Chief Financial Officer of AquaSpy Inc. from 2009 to 2012.  National Director of CFO Services and Operating Committee Member of Tatum, LLC from 2005 to 2009.  Partner in Tatum, LLC from 1999 to 2009.  Other directorships:  B&G Foods, Inc. (Audit Committee Chair) since 2004 and Office Depot, Inc. since August 2013.  Ms. Jamison was selected to serve on our Board primarily due to her standing as a financial expert.

Johnston C. Adams, 66	2007
Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorships:  WD-40 Company from 2001 to 2011 and EXEGO Corporation Limited (Australia) from 2008 to 2011.  Mr. Adams was selected to serve on our Board primarily because of his wealth of senior leadership and retail experience.

Peter D. Bewley, 67	2011
Served as Senior Vice President-General Counsel and Secretary of The Clorox Company from 1998 to 2005.  Served as Senior Vice President, General Counsel and Secretary of Novacare, Inc. from 1994 to 1998.  Mr. Bewley holds an Advanced Professional Directors Certificate from the American College of Corporate Directors. Other directorship:  WD-40 Company since 2005.  Mr. Bewley was selected to serve on our Board primarily due to his extensive legal and corporate governance experience.

Jack C. Bingleman, 71	2005
President of JCB Consulting LLC from 2008 to 2013 and President of Indian River Asset Management Inc. from 2001 to 2007.  Served as President of Staples International from 1997 to 2000. Served as President of Staples North American Stores from 1994 to 1997.  Other directorship:  Domtar Corporation from 2005 until 2013.  Our Board benefits from Mr. Bingleman’s long history as an executive in retail.

Richard W. Frost, 62	2007
Served as Chief Executive Officer of Louisiana-Pacific Corporation from December 2004 to May 2012.  Previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004, Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003 and Vice President, Timberlands and Procurement from 1996 to April 2002.  Other directorship:  Beacon Roofing Supply, Inc. since July 2012 and The Westervelt Company since 2013. Mr. Frost, with his tenure as a chief executive officer, brings to the Board his wealth of senior leadership experience.

George MacKenzie, 65	2007
Non-executive Chairman of American Water since May 2006.  Served as interim Chief Executive Officer of American Water from January 2006 to April 2006.  Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005.  Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002.  Other directorships:  Safeguard Scientifics, Inc. (Audit Committee Chair) since 2003; American Water since 2003 and C&D Technologies from 1999 until 2010.  Mr. MacKenzie was selected to serve on our Board primarily because of his standing as a financial expert.

Edna K. Morris, 62	2004
Chief Executive Officer/Partner of Range Restaurant Group since 2008.  Managing Director, Axum Capital Partners since October 2009.  Previously, Ms. Morris served as President of various brands, including Blue Coral, James Beard Foundation, Red Lobster and Quincy’s from 1996 through 2006. Prior to that, Ms. Morris was Executive Vice President/Human Resources for Hardee’s Food Systems and Advantica Restaurant Group from 1987 to 1996.  Ms. Morris has also previously served as President of the Women’s Foodservice Forum, Cosi and as a member of the Board of Trustees of the Culinary Institute of America.  Other directorship:  Einstein Noah Restaurant Group since 2012. Ms. Morris’ executive leadership positions in retail/restaurants and experience with executive compensation issues provides the Board with a wealth of knowledge.

Gregory A. Sandfort, 58	2013
President and Chief Executive Officer since December 2012. Previously served as President and Chief Operating Officer of the Company from February 2012 until December 2012.  Previously served as President and Chief Merchandising Officer of the Company from February 2009 through January 2012, and prior to that time served as Executive Vice President - Chief Merchandising Officer of the Company since November 2007. Mr. Sandfort previously served as President and Chief Operating Officer at Michaels Stores, Inc. from March 2006 to August 2007 and as Executive Vice President - General Merchandise Manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort has served as a director of the Company since February 2013. Other directorship: WD-40 Company since October 2011. Mr. Sandfort brings to the Board invaluable management, leadership and operations experience from previous positions in public and private retail companies.

Mark J. Weikel, 58	2014
President and Chief Executive Officer of Retail Optical North America at Luxottica Group SpA since January 2013. Mr. Weikel was President and General Manager for Lenscrafters at Luxottica Group SpA from January 2011 until January 2013. Mr. Weikel joined Luxottica in February 2010 as Senior Vice President and General Manager of Sunglass Hut North America. Prior to joining Luxottica, Mr. Weikel was Chief Operating Officer of Lord & Taylor from 2007 to 2008. He held a variety of leadership roles including Chief Operating Officer and President at Victoria's Secret, from 2003 to 2007. Before that, he held a variety of leadership roles with the May Department Stores Company, including Chief Financial Officer and Chairman for Foley's Department Stores. Mr. Weikel was selected to serve on our Board primarily due to his extensive experience in the retail industry.

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If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the Corporate Governance and Nominating Committee.

Director Resignation Policy

The Company has adopted a director resignation policy which provides that if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors, that director will be required to tender his or her resignation to the Board of Directors following completion of the shareholder vote.  The Corporate Governance and Nominating Committee will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation, considering factors deemed relevant by the Committee including the reasons why shareholders withheld votes for election of the director, the qualifications of the director and his or her contributions to the Company.  The Board will then consider the Committee’s recommendation and all factors it deems relevant and make a decision within 45 days following receipt of the Committee’s recommendation.  The Board’s decision may be, among other things, to:  (i) accept the resignation, (ii) defer acceptance of the resignation until a replacement director with certain necessary qualifications can be found, (iii) reject the resignation, but address what the Board believes to be the underlying reasons for the failure of the director to receive a majority of votes in favor of his or her re-election, (iv) reject the resignation, but resolve that the director will not be re-nominated in the future for election, or (v) reject the resignation.  The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

COMPENSATION OF DIRECTORS

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board of Directors.  For the 2013-2014 term, the Board approved the following non-employee director fees (prorated in the case of Mr. Weikel and Ms. Jamison).

Board Retainer	$65,000
Independent Chairman (1)	125,000
Lead Director (1)	20,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance and Nominating Committee Chair	10,000
Corporate Governance and Nominating Committee Member	5,000
______________

(1)	Ms. Jamison was appointed to serve as independent Chairman effective January 1, 2014. Prior to this time, Ms. Jamison served as Lead Director.

In addition, the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.  Each of the directors participates in the Company’s stock incentive plan under which non-qualified stock options or restricted stock units have historically been granted to each non-employee director upon their initial election to the Board and annually upon reelection thereafter.  Exercise prices of options are equal to the fair market value of such shares on the date of grant and the options have a 10-year life.  In 2013, the Compensation Committee recommended annual grants to the directors of restricted stock units valued at approximately $85,000 on the date of grant and no stock options.  All options and restricted stock unit awards granted to non-employee directors are made at the commencement of the new director term and vest on the one-year anniversary of the grant date.  There are no holding period requirements after the options are exercised or restricted stock units are issued. Receipt of restricted stock units can be irrevocably deferred until the end of such director's service on the Board or such other date as the director elects.

The following table provides compensation information for the fiscal year ended December 28, 2013 for each individual who served as a member of our Board of Directors during such period other than Mr. Sandfort, whose compensation is reflected in the Summary Compensation Table.

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Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards(2)	All Other Compensation		Total
Johnston C. Adams	$73,310	$84,896	$—	$—		$158,206
Peter D. Bewley	82,459	84,896	—	—		167,355
Jack C. Bingleman	75,810	84,896	—	—		160,706
Richard W. Frost	74,148	84,896	—	—		159,044
Cynthia T. Jamison	101,648	84,896	—	—		186,544
George MacKenzie	89,135	84,896	—	—		174,031
Edna K. Morris	86,635	84,896	—	—		171,531
James F. Wright (3)	—	—	—	483,167	(4)	483,167
_________________

(1)
Each of our directors received an annual award of restricted stock units.  This column reflects the aggregate grant date fair value of those restricted stock unit awards.  Such awards vest on the one-year anniversary of the grant date, with the related expense recognized ratably.

(2)
Prior to fiscal 2009, directors were granted option awards.  The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each director was as follows:

Name	Number of Vested Deferred Restricted Stock Unit Awards		Number of Unvested Restricted Stock Unit Awards	Number of Vested Option Awards
Johnston C. Adams	8,878		1,612	—
Peter D. Bewley	4,244		1,612	—
Jack C. Bingleman	12,788		1,612	—
Richard W. Frost	8,938		1,612	—
Cynthia T. Jamison	4,996		1,612	8,000
George MacKenzie	3,756		1,612	22,000
Edna K. Morris	4,996		1,612	32,750
James F. Wright	145,084	(5)	—	731,658	(5)

(3)	Mr. Wright's term as Executive Chairman and as a director ended December 31, 2013.

(4)
Amount reflects total employee compensation Mr. Wright received during 2013, which consists of the following: salary - $446,154; Company matching contributions pursuant to the Company's 401(k) Plan - $11,475; Company contributions to the deferred compensation plan - $4,500 and group term life insurance and disability premiums - $21,038. Mr. Wright did not receive any separate director compensation during fiscal 2013.

(5)	Restricted stock unit and option awards were made to Mr. Wright in connection with his employment with the Company and not his position as a director.

BOARD MEETINGS AND COMMITTEES

How often did the Board meet in 2013?
The Board held four regular quarterly meetings and three telephonic meetings during 2013. During fiscal 2013, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served).

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What are the standing committees of the Board?

Committee	Members	Functions and Additional Information	Number of Meetings During Fiscal 2013
Audit	George MacKenzie * Johnston C. Adams Peter D. Bewley Jack C. Bingleman	· Oversees financial reporting, policies, procedures and internal controls of the Company · Appoints the independent registered public accounting firm · Evaluates the general scope of the annual audit and approves all fees paid to the independent registered public accounting firm · Oversees and directs the scope of internal audit activities · Reviews the annual operating plan and capital budget and the five-year strategic plan · Reviews capital structure and strategies and credit facilities	11
Compensation	Edna K. Morris * Richard W. Frost George MacKenzie Mark J. Weikel	· Reviews and approves compensation of directors and executive officers · Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans · Reviews salary and benefit issues · Reviews the Compensation Discussion and Analysis and compensation-related disclosures · Oversees and approves the succession planning process for executives	5
Corporate Governance and Nominating	Peter D. Bewley * Johnston C. Adams Jack C. Bingleman Richard W. Frost Edna K. Morris	· Develops, sets and maintains corporate governance standards · Reviews and recommends prospective committee chairpersons and members · Evaluates the effectiveness of the Board process and committee activities · Makes recommendations for nominees for director · Evaluates qualifications for new candidates for director positions	4

*      Committee chairperson

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is an independent director within the meaning of the listing standards of the NASDAQ Global Select Market.  In addition, the Board has determined that Mr. MacKenzie, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

What are the responsibilities of the Compensation Committee?

The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2013 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of succession planning.  The Compensation Committee is also responsible for overseeing all of our equity-based plans and the Company’s retirement and other benefit plans.  It periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of the NASDAQ Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

As part of the Compensation Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation.  The Compensation Committee reports to the Board of Directors on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2013, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as an independent, third-party consultant.  The Compensation Committee determined the scope of Pearl Meyer's assignment and worked directly with Pearl Meyer.  Pearl Meyer also worked with management on a limited basis under the Committee’s direction.   Pearl Meyer did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as

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discussed in “Compensation Discussion and Analysis.”  Pearl Meyer did not provide any services other than these executive compensation services for the Company in fiscal 2013.

The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Committee reviews the performance and compensation of the Chief Executive Officer and, with other advisors, if appropriate, establishes his compensation level, including equity-based awards.  For the remaining Named Executive Officers, the Chief People Officer, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity–based awards.  The Committee considers and discusses the recommendations.

The Compensation Committee also periodically reviews director compensation.  All decisions with respect to executive and director compensation are approved by the Compensation Committee and reported to the full Board.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Chief People Officer.  Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, General Counsel and Chief People Officer, but the Committee also meets in executive session at each meeting.  Pearl Meyer and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, Chief People Officer, and General Counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders.  During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies.  We have also continued to review the the rules of the SEC and the listing standards of the NASDAQ Global Select Market.

Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors.  Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the NASDAQ Global Select Market.  The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NASDAQ Global Select Market:

Johnston C. Adams	Cynthia T. Jamison
Peter D. Bewley	George MacKenzie
Jack C. Bingleman	Edna K. Morris
Richard W. Frost	Mark J. Weikel

On December 31, 2013, James F. Wright ended his one-year term as Executive Chairman of the Board, consistent with Mr. Wright's plan to serve as Executive Chairman of the Board with a term of one year, as previously announced in September 2012. Effective January 1, 2014, Cynthia T. Jamison became the Chairman of the Board. The Board determined it was in the best interest of the Company to appoint Ms. Jamison, an independent director, to the Chairman role. Prior to this appointment, Ms. Jamison served as the Board's Lead Independent Director since 2010, and she has served on the Company's Board since 2002.
Our Chairman, in consultation with each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for independent directors are scheduled at each regularly scheduled Board meeting.

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Directors have regular access to executive management. They may also seek independent, outside advice. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2013 performance.

Director Candidates

The Corporate Governance and Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Corporate Governance and Nominating Committee may also utilize director search firms to identify potential director candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate pursuant to the provisions of our Bylaws relating to shareholder proposals as described in “Shareholder Nominations of Candidates for Board Membership,” below.

Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal characteristics:
-      highest personal and professional ethics, integrity and values;
-      an inquiring and independent mind; and
-      practical wisdom and mature judgment.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government, education or technology.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all shareholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its shareholders.

The Committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.

After completing this evaluation and interview, the Committee makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Mr. Weikel was identified as a director candidate after an extensive search process was conducted by the Board. The process was led by the Corporate Governance and Nominating Committee. An outside search firm was used to assist in the process. Mr. Weikel was selected to serve on our Board primarily for his extensive experience in the retail industry.

Risk Management

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent

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registered public accounting firm the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company's Code of Ethics.  The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Communications with Members of the Board

Shareholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee  37027.  As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend each Annual Meeting of Shareholders. All of our then current directors attended the 2013 Annual Meeting.

Director Stock Ownership Guidelines

Each member of the Board is expected to acquire, within a five-year period, and continue to hold shares of the Company’s Common Stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual cash retainer.  Once the target ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director.

Director Retirement Policy

The Corporate Governance and Nominating Committee will review each director's continuation of the Board as his or her term approaches expiration, in making its recommendation to the Board concerning his or her nomination for election or reelection as a director. A director shall not stand for reelection after his or her 72nd birthday.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Adams, Mr. Frost and Ms. Jamison served on the Compensation Committee of the Board during 2013. There are no, and during 2013 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2013.

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ITEM 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Company’s Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of Common Stock, par value of $.008 per share. On February 6, 2014, the Board of Directors unanimously approved and adopted, subject to shareholder approval, a proposed amendment to the Company’s Certificate of Incorporation, providing for an increase in the authorized number of shares of Common Stock from 200,000,000 to 400,000,000. As of December 28, 2013, 139,653,925 shares of Common Stock were issued and outstanding, 4,722,206 shares were reserved for issuance pursuant to outstanding option and restricted stock unit awards, 6,454,251 shares were reserved for future issuance of equity-based awards under the 2009 Plan, and 12,310,647 shares were reserved for future issuance under the Employee Stock Purchase Plan. Approval of the amendment to the Company’s Certificate of Incorporation requires the affirmative vote of a majority of the Company’s Common Stock entitled to vote at the Meeting. Share amounts provided in this proxy statement have been adjusted to reflect our 2-for-1 stock splits in September 2010 and September 2013.

If this proposal is approved by the Company’s shareholders at the Meeting, the amendment to the Certificate of Incorporation will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which filing is expected to take place as soon as practicable following the Meeting.

The amendment to the Company’s Certificate of Incorporation would revise the first sentence of Article Fourth of the Certificate of Incorporation to read as follows:

“FOURTH: CAPITAL STOCK. The total number of shares of stock that the Corporation shall have authority to issue is 400,040,000 shares of capital stock, of which (a) 400,000,000 shares shall be of a class designated “Common Stock,” par value $.008 per share, and (b) 40,000 shares shall be of a class designated “Preferred Stock,” par value $1.00 per share (of which 20,000 shares shall be of a series designated “Series B Preferred Stock”).”

The amendment to the Company’s Certificate of Incorporation is intended to ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use. During 2013, the Company declared a two-for-one stock split of its Common Stock. As a result of the stock split, the number of outstanding shares of Common Stock increased in September 2013 to approximately 139.6 million from approximately 69.8 million. The Board of Directors believes that the current level of authorized capital stock constrains the Company’s ability to declare future stock splits and pursue strategies intended to support its planned growth and to enhance shareholder value. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with future stock dividends and splits, acquisitions, capital-raising transactions consisting of equity or convertible debt, equity-based incentive plans and for other general corporate purposes. The Company currently has no oral or written plans, arrangements or understandings for the issuance of the additional shares of Common Stock to be authorized pursuant to this proposal.

As is the case with the shares of Common Stock which are currently authorized but unissued, if this amendment to the Company’s Certificate of Incorporation is adopted by the shareholders, the Board of Directors will have authority to issue additional shares of Common Stock from time to time without further action on the part of shareholders except as may be required by applicable legal requirements. The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

The additional number of authorized shares could have the effect of making it more difficult for a third party to take over the Company in a transaction not approved by the Board of Directors. The Company, however, is not aware of any proposed attempt to take over the Company, and the proposal is not part of any plan by the Board of Directors to recommend or implement a series of anti-takeover measures.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

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ITEM 3 - RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2009 STOCK INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

Our shareholders are being asked to re-approve the material terms of the performance goals for performance-based awards that may be awarded under our 2009 Stock Incentive Plan (the “2009 Plan”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There have been no changes to the performance goals for performance-based awards since the last time the Plan was approved. Shareholder approval under this proposal is necessary to facilitate our intended deductibility in accordance with Section 162(m) of the Code of compensation paid under the 2009 Plan to certain officers. No amendments or modifications to the 2009 Plan are being proposed for shareholder approval, and the approval of this proposal by our shareholders will not result in any increase in the number of shares of Common Stock currently available for issuance under the 2009 Plan.

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the principal executive officers and the three other most highly compensated officers of the Company, other than the principal financial officer. However, the deduction limitation does not apply to performance-based compensation that satisfies the requirements of Section 162(m) of the Code. The requirements of Section 162(m) of the Code for performance-based compensation include, but are not limited to, shareholder approval of the material terms of the performance goals under which compensation is paid and the re-approval of such performance goals every five years.

Summary of Proposal

This proposal requests shareholders solely to approve the material terms of the performance goals of the 2009 Plan, and not to approve any other terms of the 2009 Plan. The material terms of the performance goals for purposes of Section 162(m) of the Code consist of the following items:

•
The class of employees eligible to receive compensation under the 2009 Plan. Current or prospective officers or employees of the Company or any of its subsidiaries or affiliates are eligible to be granted stock options, stock appreciation rights (“SARs”), restricted share awards, restricted share units, performance awards, and other stock-based awards under the 2009 Plan.

•
A description of the business criteria on which the performance goals is based. Performance goals for all performance awards intended to qualify as performance-based for purposes of Section 162(m) of the Code may be based solely on one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) after-tax operating income; (f) net income; (g) earnings or book value per share; (h) cash flow(s); (i) total sales or revenues or sales or revenues per employee; (j) production (separate work units or SWUs); (k) stock price or total shareholder return; (l) dividends; (m) debt reduction; (n) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or (o) any combination thereof.

.

•
Either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained. No employee may receive stock options or stock appreciation rights under the 2009 Plan in any calendar year that in the aggregate relates to more than 1,000,000 shares (as adjusted for the Company's 2010 and 2013 stock splits). The maximum annual number of shares in respect of which all performance awards intended to qualify as performance-based for purposes of Section 162(m) of the Code may be granted under the 2009 Plan is 1,000,000 (as adjusted for the Company's 2010 and 2013 stock splits), and the maximum annual amount of all performance awards intended to qualify as performance-based for purposes of Section 162(m) of the Code that may be settled in cash is $5,000,000.

Effect of Proposal

Our shareholders are not being asked to approve amendments or modifications to the 2009 Plan. The sole effect of shareholders’ approval of the material terms of the performance goals of the 2009 Plan will be to facilitate the intended continued tax deductibility of compensation paid under the 2009 Plan. Whether or not shareholder approval of this proposal is obtained, we may or may not grant performance-based equity incentive awards to employees in the future pursuant to the 2009 Plan, which awards, if granted, may in certain instances not be fully tax deductible by the Company. Further, even if this proposal is approved by our shareholders, there are additional requirements that must be satisfied for performance-based awards under the 2009 Plan to be fully deductible under Section 162(m) of the Code.

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Summary of the 2009 Plan

Our shareholders originally approved the 2009 Plan on May 7, 2009. Set forth below is a brief description of the principal features of the 2009 Plan. It does not purport to be complete and is qualified in its entirety by the full text of the 2009 Plan, which is attached hereto as Appendix A.

Purpose of the 2009 Plan

The primary purpose of the 2009 Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining key officers, employees and directors of the Company and its affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking the compensation of those individuals to the long-term interests of the Company and its shareholders.

Shares Available For Awards

Subject to certain adjustments for capital structure changes as described below, the maximum number of shares of Common Stock with respect to which awards may be granted under the 2009 Plan is 12,400,000 shares (as adjusted for the Company’s 2010 and 2013 stock splits). The maximum number of shares with respect to which awards may be granted under the 2009 Plan shall be increased by the number of shares with respect to which stock options or other awards were granted under the 2006 Stock Incentive Plan or 2000 Stock Incentive Plan, but which expire unexercised or are forfeited after May 7, 2009, the effective date of the 2009 Plan. Shares of common stock issued under the 2009 Plan may be either newly issued shares or shares which have been reacquired by the Company.

Shares issued pursuant to awards other than SARs and stock options will count against the shares available for issuance under the 2009 Plan as two shares for every one share issued in connection with the award. Shares issued pursuant to the exercise of stock options will count against the shares available for issuance under the 2009 Plan as one share for every one share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the 2009 Plan, regardless of the number of shares actually issued upon settlement of the SARs. If awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the 2009 Plan. If awards are forfeited or are terminated for any reason before vesting or being exercised, then the shares underlying such awards shall again become available for awards under the 2009 Plan; provided that any one share issued pursuant to an award other than a SAR or stock option that is forfeited or terminated shall be credited as two shares when determining the number of shares that shall again become available for awards under the 2009 Plan if, upon grant, the shares underlying such forfeited or terminated awards were counted as two shares against the 2009 Plan reserve. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2009 Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under the Plan. The total number of shares available for grant under the 2009 Plan shall be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as performance awards.

Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the Plan.

Adjustments for Capital Structure Changes

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares, then the Committee administering the plan, which is currently the Compensation Committee of the Board (the “Committee”), shall in an equitable and proportionate manner (and in a manner consistent with Section 162(m) of the Code): (i) adjust any or all of (1) the aggregate number of shares or other securities of the Company with respect to which awards may be granted under the 2009 Plan; (2) the number of Shares or other securities of the Company subject to outstanding awards under the 2009 Plan, provided that the number of shares subject to any award shall always be a whole number; (3) the grant or exercise price with respect to any award under the 2009 Plan; and (4) the limits on the number of shares that may be granted to participants under the 2009 Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding award.

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Stock Option and SAR Limits

In addition, the 2009 Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Code. Under these limitations, no single participant may receive stock options or SARs in any calendar year that, taken together, relates to more than 1,000,000 shares (as adjusted for the Company's 2010 and 2013 stock splits).

Eligibility and Administration

Current and prospective officers and employees, consultants and directors of the Company and its affiliates are eligible to be granted awards under the 2009 Plan. As of December 28, 2013, we had approximately 10,200 full-time employees and seven non-employee directors who were eligible to participate in the 2009 Plan.

The Committee administers the 2009 Plan. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of Section 162(m)(4)(C) of the Code, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the member rules of any trading exchange or reporting system upon which the Common Stock is traded, whose members are not employees of the Company or any subsidiary or affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board of Directors. During any time the Board of Directors is acting as administrator of the 2009 Plan, it shall have all the powers of the Committee hereunder, and any reference in the 2009 Plan to the Committee shall include the Board of Directors. Subject to the terms of the 2009 Plan, the Committee is authorized to (i) designate participants, (ii) determine the type and number of awards to be granted, (iii) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with awards, (iv) determine the timing, terms and conditions of any award, (v) accelerate the time at which all or any part of an award may be settled or exercised, (vi) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, shares, other securities, other awards, other property, and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the 2009 Plan and any instrument or agreement relating to, or award made under, the 2009 Plan; (ix) in certain circumstances, amend or modify the terms of any award at or after grant with the consent of the holder of the award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2009 Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2009 Plan, subject to the exclusive authority of the Board of Directors set forth in the 2009 Plan to amend or terminate the 2009 Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the 2009 Plan. The Committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of Common Stock on the date of the grant, and SARs may not be granted at a price less than the fair market value of a share on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding ten years. Incentive stock options may not be granted more than ten years after the date that the 2009 Plan was approved by the Board of Directors. Incentive stock options that are granted to holders of more than 10% of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by transfer, either actually or by attestation, to the Company of shares that have been held by the participant for at least six months (or such lesser period as may be permitted by the Committee) which have a fair market value on the date of exercise equal to the option price, together with any applicable withholding taxes, or (ii) by a combination of such cash or cash equivalents and such shares; provided, however, that a participant is not entitled to tender shares pursuant to successive, substantially simultaneous exercises of any stock option of the Company. Subject to applicable securities laws and Company policy, the Company may permit an option to be exercised by delivering a notice of exercise and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers

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of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes. Until the participant has been issued the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares. At the Committee’s discretion, the amount payable as a result of the exercise of SARs may be settled in cash, shares or a combination of cash and shares.

Restricted Shares and Restricted Share Units

The Committee is authorized to grant restricted shares of Common Stock and restricted share units. Restricted shares are shares of Common Stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares of Common Stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of Common Stock on the date of grant. Restricted share units will be paid in cash, shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable award agreement. The Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. A participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to shareholders on shares of Common Stock. Except as determined otherwise by the Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Awards

A performance award consists of a right that is denominated in cash or shares of Common Stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Termination of employment prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance awards are subject to certain specific terms and conditions under the 2009 Plan. Unless the Committee determines that a performance award to be granted to a “Covered Officer” (which is generally defined to mean to any individual who is, or is reasonably expected to be, a “covered employee” within the meaning of Section 162(m) of the Code) should not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, each award granted to a Covered Officer under the 2009 Plan is intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Performance goals for Covered Officers will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) after-tax operating income; (f) net income; (g) earnings or book value per share; (h) cash flow(s); (i) total sales or revenues or sales or revenues per employee; (j) production (separate work units or SWUs); (k) stock price or total shareholder return; (l) dividends; (m) debt reduction; (n) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or (o) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the 2009 Plan to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance

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period, the Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum annual number of shares in respect of which all performance awards may be granted under the 2009 Plan is 1,000,000 (as adjusted for the Company's 2010 and 2013 stock splits) and the maximum annual amount of all performance awards that may be settled in cash is $5,000,000.

Other Stock-Based Awards

The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the 2009 Plan.

Non-Employee Director Awards

The Board of Directors may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the 2009 Plan, including stock options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the Committee may determine; provided, however, that with respect to awards made to members of the Committee, the 2009 Plan will be administered by the Board of Directors.

Termination of Employment

The Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company and affiliates and provide such terms in the applicable award agreement or in its rules or regulations.

Amendment and Termination

The Board or the Committee may amend, alter, suspend, discontinue or terminate the 2009 Plan or any portion of the 2009 Plan at any time, except that shareholder approval must be obtained for any such action if such approval is necessary to comply with the requirements of Sections 422 or 162(m) of the Code or other applicable law or if such approval is deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively.

Except in connection with recapitalization events and certain unusual or nonrecurring events described in Sections 4.2 and 13.3 of the 2009 Plan, however, the Committee and the Company do not have the power without the approval of the Company’s shareholders to (i) lower or reduce the exercise price of outstanding stock options and/or the price of outstanding SARs for any participant or (ii) purchase, cancel or replace a stock option or SAR with cash or a different type of award. The Committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.

Other Terms of Awards

The Company may take action, including the withholding of amounts from any award made under the 2009 Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the 2009 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences

The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the 2009 Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, an SAR, a restricted share award or a restricted share unit award. A participant will not have taxable income upon exercising an incentive

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stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of Common Stock acquired on the date of exercise. Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise.

If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Common Stock for the incentive stock option holding periods prior to disposition of the shares.

Upon an award of restricted shares, the participant will recognize ordinary income on the fair market value of the Common Stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the vesting of a restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under restricted share unit awards and performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments (or shares) are made available to, and are transferable by, the participant.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its Chief Executive Officer and certain other most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company generally intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of Common Stock at the date of grant (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations. The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code, however, if such limitation is not in the best interests of the Company and its shareholders.

Although the Company intends to administer the 2009 Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest, or penalties that participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the plan.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the 2009 Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2009 Plan are urged to consult a tax advisor as to the tax consequences of participation.

The 2009 Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

New Plan Benefits

The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors and employees under the 2009 Plan because awards under the 2009 Plan are determined by the Committee in its discretion.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2009 STOCK INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE.

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Equity Compensation Plan Information

The following table sets forth aggregated information about the 2009 Plan and our Employee Stock Purchase Plan as of the last day of fiscal 2013, the only Company plans under which equity securities of the Company are currently authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders:
2009 Plan	4,722,206	(a)	$28.03	(b)	6,454,251
Employee Stock Purchase Plan	0		0		12,310,647
Equity compensation plans not approved by security holders	0		0		0

Total	4,722,206		$28.03		18,764,898

(a) Includes 4,309,048 stock options, 228,902 unvested restricted stock units and 184,256 restricted stock units which have vested but the receipt of which have been deferred by the recipient. Shares available under the 2009 Plan are reduced by one share for each share issued pursuant to the exercise of a stock option and by two shares for each share issued pursuant to a full-value award (e.g., restricted stock unit).

(b) Restricted stock units have a weighted average exercise price of zero.

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ITEM 4 - RATIFICATION OF REAPPOINTMENT OF INDEPEDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2014 and audit internal controls at December 27, 2014.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2013.  At the Meeting, the shareholders are being asked to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Shareholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the reappointment of Ernst & Young LLP to the shareholders for ratification.  If the shareholders fail to ratify the Audit Committee’s reappointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  In addition, even if the shareholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm, for the last two fiscal years, were as follows:

	2013	2012
Audit fees	$764,477	$704,216
Audit related fees	—	—
Tax fees (1)	49,059	79,241
All other fees (2)	1,865	1,995
____________________

(1)	Amounts reflect fees incurred for tax research.

(2)	Amounts reflect license fees for online research tools.

All services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  These policies provide that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm.  In certain limited situations, the chairperson of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Audit Committee for that purpose.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2014.

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ITEM 5 - NON-BINDING, ADVISORY VOTE ON APPROVAL OF EXCUTIVE COMPENSATION

Background of the Proposal

As required by Section 14A of the Exchange Act, the Company is holding a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis”, the executive compensation tables and any related information in the Company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 22, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, without unreasonable risk taking.

The “Compensation Discussion and Analysis” discussion includes additional details about our executive compensation programs.  In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2013 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its shareholders.  The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Tractor Supply Company approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists of four directors.  The Board has adopted a charter that governs the Audit Committee.  The Audit Committee charter can be found on the Company’s website at TractorSupply.com.  The members of the Audit Committee are George MacKenzie (Chairperson), Johnston C. Adams, Peter D. Bewley and Jack C. Bingleman, and each is “independent” as defined by the listing standards of the NASDAQ Global Select Market and applicable SEC regulations.   In addition, the Board has determined that Mr. MacKenzie is qualified as an audit committee financial expert within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting.   Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2013, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.  The Company also has an internal audit department that is actively involved in examining and evaluating the Company’s budgeting, financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to the Chief Financial Officer.

To fulfill our responsibilities, we did the following:

•
We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 28, 2013 and all interim quarters in fiscal 2013.

•	We discussed with our general counsel legal matters having an impact on financial statements.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.

•
We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

•
We discussed with the independent registered public accounting firm the matters that Public Company Accounting Oversight Board Auditing Standards No. 16 “Communications with Audit Committees”, rules of the SEC, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.

•
We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and we have discussed with our independent registered public accounting firm its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.

•	We reviewed and discussed with Company management the annual operating plan and capital budget and the five-year strategic plan.

•	We monitored and discussed with Company management the Company’s cash position, capital structure and strategies, and credit facilities.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us, the report of the independent registered public accounting firm, and our review of the Company’s audited consolidated financial statements for fiscal 2013, we recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 for filing with the SEC.

The Audit Committee submits this report:

George MacKenzie, Chairperson	Johnston C. Adams	Pete D. Bewley	Jack C. Bingleman

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The “Compensation Discussion and Analysis” (the “CD&A”) is based on the disclosure rules adopted by the SEC and is intended to provide shareholders information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by our executives with compensation earned by executives at other public companies and to understand our rationale and decision-making process.  It should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures.  The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management and, based on such review and discussion, recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Richard W. Frost
George MacKenzie	Mark J. Weikel

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation programs for our fiscal year 2013 Named Executive Officers, who were:

•	Gregory A. Sandfort, our President and Chief Executive Officer;

•	Anthony F. Crudele, our Executive Vice President - Chief Financial Officer and Treasurer;

•	Steve K. Barbarick, our Executive Vice President - Merchandising and Marketing;

•	Benjamin F. Parrish, Jr., our Senior Vice President - General Counsel and Corporate Secretary; and

•	Kimberly D. Vella, our former Senior Vice President - Chief People Officer.

Executive Summary

Our compensation programs are intended to align our executives’ interests with those of our shareholders.  In line with our pay for performance philosophy, a significant portion of each executive’s pay is at risk and only earned upon the achievement of performance goals designed to promote growth in earnings. Our compensation programs include both short-term and long-term incentives tied to performance factors that influence shareholder value, such as net income and stock price performance.  For 2013, 79% of the target pay mix for the Chief Executive Officer and 69% of the target pay mix for the other Named Executive Officers was structured as incentive compensation.

We delivered strong financial results in fiscal 2013, as evidenced by the following highlights:

Key Financial Metric	2013	2012	Increase %
Net Income (in millions)	$328.2	$276.5	18.7%
Net Income per Share - Diluted	$2.32	$1.90	22.1%
Sales (in billions)	$5.16	$4.66	10.7%
Comparable Store Sales Increase	4.8%	5.3%	N/A
Stock Price	$75.54	$43.74 (1)	72.7%
Cash Dividends paid to Shareholders (in millions)	$68.5	$51.3	33.5%
____________________

(1)	Adjusted for two-for-one stock split effective September 26, 2013.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2013 financial results.

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We also currently maintain the following balance of pay practices that we believe enhance our pay for performance philosophy and further align our executives' interests with those of our shareholders:

	We DO Have This Practice		We do NOT Have This Practice
✓	Incentive award metrics that are objective and tied to key Company performance	✗	Repricing of options without shareholder approval
✓	Stock ownership guidelines	✗	Hedging transactions or short sales by executive officers or directors
✓	Compensation recoupment "claw-back" policy	✗	Tax gross-ups for NEOs
✓	Limited perquisites	✗	Excessive perquisites
✓	Anti-hedging policy	✗	Excise tax gross-ups upon change in control
✓	Vest equity awards over time to promote retention	✗	Payout of dividends or dividend equivalents on unearned or unvested equity
✓	Tie a significant portion of executive compensation to shareholder return in the form of at-risk compensation	✗	Pension or defined benefit supplemental executive retirement plan (SERP)
✓	Mitigate potential dilutive effect of equity awards through robust share repurchase program	✗	High percentage of fixed compensation
✓	Conduct annual “say-on-pay” advisory votes	✗	Liberal change in control definition in equity award or change in control agreements

These financial and shareholder results are reflected in the compensation earned by our executive officers in 2013, as evidenced by the following highlights:

•
Short-term (annual) cash incentives are tied to the achievement of budgeted net income.  The 18.7% increase in fiscal 2013 net income resulted in annual incentive awards being paid at approximately 168% of target for 2013.   Budgeted net income for 2013 was $307.3 million.  Actual performance for 2013 was net income of $328.2 million, or 106.8% of plan. If awards are over 110% of plan, they are capped at 110% of plan ensuring incremental profits accrue to the benefit of the Company and its shareholders. Annual cash incentives did not reach the cap level for fiscal 2013.

•
Long-term equity incentives (stock options and restricted stock units) make up a significant portion of each executive’s compensation and are tied directly to stock price.  These incentives increased in value commensurate with the increase in value for shareholders.

These performance and pay results are indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective success.  It is also indicative of our overall sound governance principles with respect to executive compensation, as evidenced by the following highlights:

•
Oversight by a fully independent and active Compensation Committee operating under a clearly defined charter with the assistance of an independent compensation consultant reporting directly to the Committee.

•	Emphasis on performance-based pay opportunities under thoughtfully designed incentive programs that appropriately balance risk and reward.

•
Adoption of “best practices” where appropriate and effective for the Company (e.g. clawback policy for executive incentive compensation, robust stock ownership requirements for executives and outside directors, insider stock sale restrictions requiring pre-notification to the Company and prohibitions against hedging transactions, short sales and put or call options in Company stock).

•	Avoidance or elimination of “problematic practices” that are not aligned with the Company’s pay strategy or governance principles (e.g. we do not have excessive perquisites or tax gross-ups).

At our 2013 Annual Meeting of Shareholders, our shareholders approved, on an advisory basis, the compensation of our Named Executive Officers as described in our 2013 proxy statement. The Compensation Committee considered the results of the vote and concluded that the shareholders support the Company’s compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers and encourages long-term retention. The Company’s strong financial performance in fiscal year 2013 reinforces the Compensation

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Committee’s view that our executive compensation program is achieving its objectives. The Compensation Committee will continue to consider shareholder views about our core compensation principles and objectives when determining executive compensation.

Total Compensation Program Philosophy, Objectives and Targets

Philosophy

The Compensation Committee and management seek to build shareholder value by establishing compensation systems that attract, retain and motivate the performance and continuity of the optimal leadership team. We want to reward outstanding performance by our executive officers when that performance results in value creation for our shareholders.  On behalf of the Board of Directors, the Compensation Committee reviews the philosophy and objectives on a regular basis to ensure they are aligned with the Company’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplace.

Objectives

The Compensation Committee and management believe that the Company’s compensation practices support the following objectives:

•
Pay for Performance.  A key objective of our compensation practices is the alignment of pay with the Company’s long-term and short-term performance and increases in shareholder value.  We expect outstanding performance from our management team and believe it is appropriate to pay for outstanding results.  As a result, a significant portion of each executive’s pay is at risk and only earned upon the achievement of performance goals established at the beginning of the fiscal year.  Annual cash incentives for executives are based on the achievement of budgeted net income for the fiscal year.  The short-term cash incentive plan is designed so that executives do not earn a bonus unless a minimum of 90% of the budgeted net income is achieved and then receive only a percentage of the targeted amount up to 100% with a cap of 110% of the budgeted amount. We believe the relatively high minimum threshold reinforces the linkage between pay and performance.  We believe the bonus cap at 110% of budgeted net income serves to discourage executives from taking excessive risk and benefits our shareholders by limiting compensation expense, resulting in higher net income in those years. In 2013, actual net income did not exceed 110% of plan.

•
Shareholder Alignment.  We provide stock-based and cash incentives to further align the interests of the Company’s executive officers with our shareholders.  A significant portion of our incentive compensation is tied to performance factors that influence shareholder value such as net income and stock price performance.

•
Strategic Business Plan Alignment.  The Company puts in place each year a strategic business plan with both long-term and short-term goals, designed to encourage our executives to execute our growth strategy without taking unreasonable risks.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture that motivates and rewards key talent to build successful careers with the Company.

•
Cultural Alignment.  We believe our Company’s culture is unique.  We implement compensation practices that we believe support the Company’s culture and values.  Our goal is to develop and benefit from long-term loyal relationships with our team members, customers, vendors and shareholders.

•
Attract and Retain High Performing Leadership Talent.  Competition for exceptional management talent in our industry is intense.  As a result, we structure our compensation plans in a way that we believe will allow us to attract and retain our key executives.  For example, we use performance and time-vested incentives to encourage executives to remain with the Company and perform at high levels.

Targets

To accomplish our objectives, we use a mix of base salary, annual or short-term incentives and long-term incentives that reward outstanding Company and individual performance and the creation of shareholder value. Each of these pay elements is discussed further below.  When setting target compensation opportunities, the Compensation Committee reviews and considers external market benchmark data for similar positions in similar organizations.  This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent, and any internal equity considerations.  The Company generally seeks to position base salaries and target annual cash incentive opportunities near the 50th percentile of the benchmark data.  For long-term incentive compensation, the Compensation Committee decided to keep the economic value of long-term incentive compensation in 2013 consistent with the prior year. The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive and compensation more than 20% above or below the targeted compensation level to be an outlier requiring further review and consideration.

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The following charts highlight the target pay mix for our Chief Executive Officer and the other Named Executive Officers as a group during 2013:

We believe the relatively large proportion of long-term incentive compensation opportunities in our target pay mix serves to align our compensation program with our focus on long-term shareholder value creation.

Compensation Committee Decision-Making Process

Roles

The Compensation Committee works closely with key members of management and its compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Role of the Compensation Committee – The Compensation Committee, in order to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

•	Reviews and approves the Company’s compensation philosophy;

•	Reviews and approves the executive compensation programs, plans and awards;

•	Reviews and approves the compensation of the Chief Executive Officer and all other executive management members; and

•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans.

Role of Chief Executive Officer – The Chief Executive Officer regularly attends Compensation Committee meetings except as otherwise directed by the Committee.  The Chief Executive Officer provides the Committee with his assessment of the performance of the executive management members.  The Committee, with the Chief Executive Officer present, discusses this input, along with the market data provided by the Committee’s independent consultant.  The Committee then approves or modifies the recommendations of the Chief Executive Officer with respect to compensation for the other executive management members.  The Chief Executive Officer does not participate in the decision-making regarding his own compensation and is not present when his compensation is discussed.

Role of Management – The Company’s Chief People Officer assists the Chief Executive Officer and acts as a liason to the Compensation Committee and its independent consultant.  The Company’s Chief Financial Officer and General Counsel are also involved, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Role of Independent Consultant – Pearl Meyer was engaged by the Compensation Committee to provide consulting services relating to fiscal 2013 executive compensation. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company. In connection with its engagement of Pearl Meyer and in furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee has conducted an independence assessment and determined that Pearl Meyer is independent. In making such determination, the Committee considered several factors including, but not limited to, the amount of fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Pearl Meyer's independence. Additionally, the Committee is not aware of, and has not had to address, any potential conflicts of interest affecting its consultation services that Pearl Meyer may have with either Board members or Company management.

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Each year, the Compensation Committee requests that its consultant provide an updated competitive market study.  The market study is designed to (i) position Tractor Supply close to the median on key criteria such as revenue, market value, and number of employees, (ii) reduce the overall size dispersion (high to low) within the group, and (iii) focus on companies operating in more similar retail categories and/or markets.  Pay data from this peer group was used to make informed executive compensation decisions in 2013.  The peer group used for purposes of 2013 compensation contained the following 14 companies:

Advance Auto Parts, Inc.	Dollar Tree, Inc.	PetSmart, Inc.
AutoZone, Inc.	Family Dollar Stores, Inc.	Pier 1 Imports, Inc.
Big Lots, Inc.	Fred’s, Inc.	Rent-A-Center, Inc.
Cabela’s Incorporated	Genesco Inc.	Williams-Sonoma, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.

Base Salary

Purpose
Our base salaries are structured to provide a base-line level of fixed compensation to serve as the platform for our pay-for-performance program.  This level of fixed pay is in-line with our compensation strategy and is necessary to recruit and retain top talent.

2013
Base salaries for 2013 for our Named Executive Officers were set by our Compensation Committee by reviewing and considering (i) the experience, skills, and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the peer group companies, (iv) internal equity among the team and with the entire Company (in terms of salary increase budgets for the Company), and (v) the Chief Executive Officer’s recommendations (for positions other than his own). The following table sets forth the base salary increases approved by the Committee for each Named Executive Officer for 2013:

Executive	2013	2012	Base Salary Increase $	Base Salary Increase %
Gregory A. Sandfort (1) President and Chief Executive Officer	$850,000	$605,000	$245,000	40.5%
Anthony F. Crudele Exec. Vice President – Chief Financial Officer and Treasurer	470,000	435,000	35,000	8.0%
Steve K. Barbarick (2) Exec. Vice President – Merchandising and Marketing	390,000	390,000	—	—%
Benjamin F. Parrish, Jr. Senior Vice President – General Counsel and Corporate Secretary	380,000	357,000	23,000	6.4%
Kimberly D. Vella Former Senior Vice President – Chief People Officer	370,000	341,500	28,500	8.3%
___________________

(1)
In connection with Mr. Sandfort's promotion to President and Chief Executive Officer, and in recognition of his increased responsibilities, his 2013 annual base salary was increased to $850,000 effective January 1, 2013.

(2)	Mr. Barbarick became an executive officer in September 2012 and his annual base salary increased to $390,000. As a result, his base salary was not further increased in 2013.

Annual Cash Incentive Compensation

Purpose
Our annual Cash Incentive Plan ("CIP") is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

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2013
The Compensation Committee approved the Company’s 2013 CIP, under which all executive officers were eligible to receive a cash bonus tied to the achievement of budgeted net income for 2013.  The following table sets forth the target award opportunities (as a percentage of salary) approved by the Committee for each Named Executive Officer in 2013:

Executive	2013	2012
Gregory A. Sandfort (1)	100%	85%
Anthony F. Crudele	65%	65%
Steve K. Barbarick	65%	65%
Benjamin F. Parrish, Jr.	55%	55%
Kimberly D. Vella	55%	55%

(1)
Mr. Sandfort was promoted to President and Chief Executive Officer effective December 20, 2012. In connection with this promotion, Mr. Sandfort’s 2013 target bonus opportunity was increased from 85% to 100% effective January 1, 2013.

The range of possible 2013 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

The amount of the cash bonus was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s actual net income for the year in comparison to a Board-approved net income budget or plan.  The possible incentive amounts payable as a percentage of base salary were as indicated in the table below for the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents. For attainment of a budgeted net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Budgeted Net Income	Percentage of Base Salary Payable to CEO	Percentage of Base Salary Payable to EVPs	Percentage of Base Salary Payable to SVPs
Less than 90%	0	0	0
At 95%	62.5	40.6	34.4
At 100%	100.0	65.0	55.0
At 105%	150.0	97.5	82.5
110% or more	200.0	130.0	110.0

Annual cash incentives are tied to the achievement of budgeted net income.  In determining budgeted net income for 2013, the Board considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income budget or plan for 2013 was net income of $307.3 million.  Actual performance for 2013 was net income of $328.2 million, or 106.8% of plan.

The Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors, and strategic long-term decisions affecting the Company’s performance during the year.  However, the Committee did not make any such negative adjustments to the bonuses for 2013.

Long-Term Incentive Compensation

Purpose
Our long-term incentive program is designed to motivate and reward our executives for successfully executing our long-term business plans thereby achieving superior results for our shareholders.  These awards also serve to balance our short-term incentives by encouraging executives to work toward the creation of shareholder value over the longer term.  The program is designed to directly align executive and shareholder interests, promote executive stock ownership, and attract and retain top performers.

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2013
The value of the long-term incentive compensation opportunity (“Target LTI Opportunity”) provided to each executive (including the Named Executive Officers) was consistent with the prior year. The Targeted LTI Opportunity for 2013 was composed of the following two components:  (a) stock options constituting approximately 70% of the Targeted LTI Opportunity (which options vest pro rata annually over the subsequent three years) and (b) restricted stock unit awards constituting approximately 30% of the Targeted LTI Opportunity (which vest 100% on the third anniversary of the grant date). Each component of the Targeted LTI Opportunity for 2013 is discussed in more detail below.

The following table summarizes the value of the Targeted LTI Opportunity (stock options and restricted stock units) for each Named Executive Officer in 2013 as compared to 2012:

Executive	2013	2012	Inc/(Decr) $	Inc/(Decr) %
Gregory A. Sandfort (1)	$2,340,000	$1,250,000	$1,090,000	87.2%
Anthony F. Crudele	900,000	900,000	—	—%
Steve K. Barbarick (2)	900,000	350,000	550,000	157.1%
Benjamin F. Parrish, Jr.	500,000	500,000	—	—%
Kimberly D. Vella	500,000	500,000	—	—%

(1)	Mr. Sandfort was promoted to President and Chief Executive Officer effective December 20, 2012. Mr. Sandfort’s 2013 target LTI opportunity was increased in connection with this promotion.

(2)	Mr. Barbarick became an executive officer in September 2012. Mr. Barbarick’s 2013 target LTI opportunity was increased in connection with this promotion.

Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee made equity awards in February 2013 after we announced our financial results for fiscal 2012 and the Committee had the opportunity to consider our expectations and projections for fiscal 2013.  The Compensation Committee’s 2013 regular meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  If executive officers are hired during the year, they generally receive a grant at the first scheduled Compensation Committee meeting following their hire date for an aggregate number of stock options and restricted stock units based on position.

Stock Options
Philosophy
Our Targeted LTI opportunity in 2013 included stock options, which were awarded under the 2009 Plan.  Because options only have value to the executive if the price of the Company’s Common Stock increases after the grant date, we believe that these awards closely align executives’ interests with those of other shareholders by encouraging growth in net income and other key performance metrics that can impact the Company's stock trading price.

2013
The following table sets forth the stock option grant values for each Named Executive Officer in 2013 as compared to 2012:

Executive	2013	2012	Inc/(Decr) $	Inc/(Decr) %
Gregory A. Sandfort (1)	$1,637,042	$886,668	$750,374	84.6%
Anthony F. Crudele	629,618	638,404	(8,786)	(1.4)%
Steve K. Barbarick (2)	629,618	248,264	381,354	153.6%
Benjamin F. Parrish, Jr.	349,801	354,678	(4,877)	(1.4)%
Kimberly D. Vella	349,801	354,678	(4,877)	(1.4)%

(1)	Mr. Sandfort was promoted to President and Chief Executive Officer effective December 20, 2012. Mr. Sandfort’s 2013 stock option grant value was increased in connection with this promotion.

(2)	Mr. Barbarick became an executive officer in September 2012. Mr. Barbarick’s 2013 stock option grant value was increased in connection with this promotion.

All of the stock options granted in 2013 have minimum vesting periods.  The options granted vest ratably each year over a three-year period that begins on the date of grant.

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How 2013 Option Grant Levels Were Determined
The Black-Scholes method was used to determine the value of the stock option portion of the Targeted LTI Opportunity.  In February 2013, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2013 Grants of Plan-Based Awards table under the heading “All Other Option Awards:  Number of Securities Underlying Options.”

Restricted Stock Units
Philosophy
Our Targeted LTI Opportunity in 2013 included restricted stock units, which were awarded under the 2009 Plan.  We believe restricted stock units align shareholder and executive interest and serve as a retention tool.  Like stock options, grants of restricted stock units are designed to reward our executive officers for creating long-term shareholder value.  Unlike stock options, however, restricted stock units represent the full value of a share of the Company’s Common Stock and have value whether or not the price of the Company’s stock goes up.

2013
The following table sets forth the restricted stock unit grant values for each Named Executive Officer in 2013 as compared to 2012:

Executive	2013	2012	Inc/(Decr) $	Inc/(Decr) %
Gregory A. Sandfort (1)	$701,980	$375,373	$326,607	87.0%
Anthony F. Crudele	269,937	270,214	(277)	(0.1)%
Steve K. Barbarick (2)	269,937	105,074	164,863	156.9%
Benjamin F. Parrish, Jr.	149,953	150,166	(213)	(0.1)%
Kimberly D. Vella	149,953	150,166	(213)	(0.1)%

(1)	Mr. Sandfort was promoted to President and Chief Executive Officer effective December 20, 2012. Mr. Sandfort’s 2013 restricted stock unit grant value was increased in connection with this promotion.

(2)	Mr. Barbarick became an executive officer in September 2012. Mr. Barbarick’s 2013 restricted stock unit grant value was increased in connection with this promotion.

All restricted stock units granted in 2013 have minimum vesting periods.  The restricted stock units vest 100% on the third anniversary of the date of grant, subject to continued employment.

How 2013 Restricted Stock Unit Grant Levels Were Determined
The market value of our Common Stock was used to determine the restricted stock unit portion of the Targeted LTI Opportunity.  In February 2013, the Compensation Committee granted to each Named Executive Officer the number of restricted stock units set forth in the 2013 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units.”

Total 2013 equity grants (stock options and restricted stock units) to all employees totaled 0.8% of common shares outstanding, which is in-line with historical peer group grant rates. Based on current grant levels, we believe sufficient shares remain available for grant under the 2009 Plan.

Long-Term Cash Plan
Philosophy
As was the case in 2012, our LTI Target Opportunity in 2013 did not include a cash component.  Prior to 2012, our executive officers received awards under our Long-Term Cash Plan ("LTCP"). The LTCP was designed to reward executives for increases in the Company’s earnings per share (“EPS”) performance over a three-year period based on a pre-determined growth rate established at the time of grant.  Awards under the plan are earned (or not earned) on an annual basis.

Each year is defined as a “Plan Year” and all three years combined constitute a “Performance Period”, e.g. the 2011 Performance Period is the three-year period commencing on the first fiscal day of 2011 and expiring on the last fiscal day of 2013. Annualized EPS growth will determine the amount earned for each Plan Year of the Performance Period. That amount, if any, will be credited in the first quarter of the year following the subject Plan Year. Once a participant is credited with an amount for a Plan Year, that credit cannot be diminished except that if a participant leaves the Company prior to the vesting date, no payout will occur.

In 2012, the Compensation Committee determined that the LTCP should be discontinued. Most of the value historically assigned to the LTCP was allocated to stock option awards. The Compensation Committee determined that replacing the LTCP with stock options better aligns executive compensation with long-term shareholder value creation.

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Earning of LTCP Awards
As discussed in prior years’ proxy statements, the Compensation Committee made grants to the Named Executive Officers in 2011 under the LTCP.  Because the EPS growth rate was 22.1% in fiscal 2013, amounts for the 2013 Plan Year were earned at maximum levels for the 2011 Performance Period.

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the IRS.  For additional information about the EDCP, please see the discussion under the heading “2013 Non-Qualified Deferred Compensation.”

Employment Agreement and Severance Benefits

The Company does not maintain a severance plan for its executives or employees, and no executive is party to an employment agreement with the Company except the Company’s President and Chief Executive Officer, Gregory A. Sandfort.  The employment agreement sets forth the obligations of the Company to Mr. Sandfort and certain rights, responsibilities and duties of Mr. Sandfort.  In the event that the employment of Mr. Sandfort is terminated by the Company without cause or by Mr. Sandfort for good reason or by Mr. Sandfort upon retirement (as such terms are defined in the agreement), Mr. Sandfort is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement with Mr. Sandfort contain covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of employment. The severance pay that would be provided to Mr. Sandfort by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Sandfort would operate after a separation of employment.

The employment agreement is described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

It is our belief that reasonable change-in-control protections are necessary in order to recruit and retain effective executive management.  Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that may be in the best interests of all shareholders.  We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.

For those reasons, each of the Named Executive Officers (other than Mr. Sandfort, whose change-in-control protections are contained in his employment agreement) is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by the executive officer without good reason (as such terms are defined in the agreement), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer must commit to be employed with the Company for six months following such change in control.  Each Named Executive Officer has agreed not to compete with the Company for an 18-month period after termination of employment.

Our agreements with Mr. Sandfort and our executive officers do not allow for the gross-up of change in control payments.  The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% discount on purchases at the Company’s stores.  Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income.

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Stock Ownership Guidelines

Each member of the Management Committee (comprised of the Company’s global Vice Presidents, Senior Vice Presidents, Executive Vice Presidents and Chief Executive Officer) is expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within a five-year period.

Title	Ownership Guideline
Chief Executive Officer	5x base compensation
Executive Vice President	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the executive.

The Compensation Committee evaluates executive officer compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee.

Compensation Risk Assessment

In October 2013, the Company completed an assessment of its compensation policies, programs, and practices and the Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company.  The Compensation Committee reviewed and discussed these assessments, and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the following mitigating factors were also identified and considered:

•	Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule

•	Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.)

•	Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation

•	Appropriate caps on short-term and long-term cash incentives

•	Balanced equity grants that include stock options and restricted stock units

•	Multi-year vesting on stock-based compensation awards

•	Minimum stock ownership requirements for executives

Executive Compensation Clawback Policy

The Compensation Committee has an executive compensation recovery policy that requires the Company to seek to recover incentive compensation as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law or regulation or the listing standards of the NASDAQ Global Select Market.

No Hedging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits insiders from engaging in any of the following transactions in the Company’s securities:

•	Short sales

•	Buying or selling put or call options or other derivative securities

•	Hedging or monetization transactions such as zero-cost collars and forward sale contracts

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Executive Compensation Tax Deductibility

Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and certain named executive officers in excess of $1 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders.  Awards under the 2009 Plan, including stock options and awards under the Company’s CIP and LTCP are intended to qualify as performance-based.  While the Company considers the tax implications of compensation decisions, the Company believes its primary focus should be to attract, retain and motivate executives and to align the executives' interests with those of the Company's shareholders.  As a result, because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1 million in a given year.

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2013 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 28, 2013, for all services rendered in all capacities to the Company for the fiscal year ended December 28, 2013.  This table is presented as required by SEC rules. However, it reflects amounts that were not realized by the executives in 2013 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.  For example, the table is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of restricted stock units.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gregory A. Sandfort (5) President and Chief Operating Officer	2013	$831,154	$701,980	$1,637,042	$1,591,267	$24,283	$4,785,726
	2012	$595,764	$375,373	$886,668	$1,361,834	$28,558	$3,248,197
	2011	$533,404	$376,334	$715,130	$1,270,786	$28,333	$2,923,987
Anthony F. Crudele Exec. Vice President – Chief Financial Officer and Treasurer	2013	$464,615	$269,937	$629,618	$632,018	$20,877	$2,017,065
	2012	$433,004	$270,214	$638,404	$805,500	$20,652	$2,167,774
	2011	$420,135	$270,958	$514,899	$908,634	$18,147	$2,132,773
Steve K. Barbarick (6) Exec. Vice President – Merchandising and Marketing	2013	$390,000	$269,937	$629,618	$471,533	$17,685	$1,778,773
	2012	$336,154	$105,074	$248,264	$517,834	$16,890	$1,224,216

Benjamin F. Parrish, Jr. Senior Vice President – General Counsel and Corporate Secretary	2013	$376,461	$149,953	$349,801	$396,951	$22,337	$1,295,503
	2012	$354,369	$150,166	$354,678	$439,367	$22,112	$1,320,692
	2011	$338,377	$105,376	$200,230	$420,557	$12,150	$1,076,690
Kimberly D. Vella (7) Former Senior Vice President – Chief People Officer	2013	$365,615	$149,953	$349,801	$407,733	$24,011	$1,297,113
	2012	$339,950	$150,166	$354,678	$508,984	$23,786	$1,377,564
	2011	$329,942	$150,544	$286,059	$564,571	$23,074	$1,354,190
____________________

(1)
Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year.  Amounts differ due to the timing of annual salary adjustments.

(2)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments.  For a description of the assumptions used by the Company in valuing these awards for fiscal 2013, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the SEC on February 19, 2014.

(3)
Amounts reflect incentives earned under the Company’s CIP and LTCP incentives earned but not yet paid, in each case calculated based on the Company’s financial performance for the indicated period.  See “Compensation Discussion and Analysis - Annual Cash Incentive Compensation" and "Compensation Discussion and Analysis - Long-Term Incentive Compensation.”  The 2013 amount is comprised of the following:

Name	CIP	LTCP	Total
Gregory A. Sandfort	$1,424,600	$166,667	$1,591,267
Anthony F. Crudele	$512,018	$120,000	$632,018
Steve K. Barbarick	$424,866	$46,667	$471,533
Benjamin F. Parrish, Jr.	$350,284	$46,667	$396,951
Kimberly D. Vella	$341,066	$66,667	$407,733

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(4)	Amounts for 2013 comprised as follows:

Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Total
Gregory A. Sandfort	$11,475	$—	$12,808	$24,283
Anthony F. Crudele	$11,475	$4,500	$4,902	$20,877
Steve K. Barbarick	$11,475	$4,500	$1,710	$17,685
Benjamin F. Parrish, Jr.	$11,475	$4,500	$6,362	$22,337
Kimberly D. Vella	$11,475	$4,500	$8,036	$24,011

(5)	Mr. Sandfort assumed the role of President and Chief Executive Officer effective December 20, 2012, prior to which he served as President and Chief Operating Officer.

(6)	Mr. Barbarick became an executive officer in September 2012.

(7)	On February 6, 2014, the Company accepted the resignation of Kimberly D. Vella effective March 2, 2014.

2013 GRANTS OF PLAN-BASED AWARDS

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the 2009 Plan and to receive a cash incentive under the Company’s CIP for fiscal 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on the Date of Grant	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregory A. Sandfort	02/07/2013	$212,500	$850,000	$1,700,000	13,632	112,000	$51.495	$51.525	$2,339,022
Anthony F. Crudele	02/07/2013	$76,375	$305,500	$611,000	5,242	43,076	$51.495	$51.525	$899,555
Steve K. Barbarick	02/07/2013	$63,375	$253,500	$507,000	5,242	43,076	$51.495	$51.525	$899,555
Benjamin F. Parrish, Jr.	02/07/2013	$52,250	$209,000	$418,000	2,912	23,932	$51.495	$51.525	$499,754
Kimberly D. Vella	02/07/2013	$50,875	$203,500	$407,000	2,912	23,932	$51.495	$51.525	$499,754
____________________

(1)	The Company’s CIP provides for various potential thresholds, targets and maximum payouts, as discussed in "Compensation Discussion and Analysis - Annual Cash Incentive Compensation."

(2)	Reflects awards of restricted stock units.

(3)
Options are awarded by the Compensation Committee of the Board and are priced at the closing price on the day preceding the day of the corresponding Committee meeting at which such awards are authorized.   Options awarded to the Named Executive Officers vest ratably over a three-year period and have a ten-year life.

Index

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Sandfort	82,264	—	—	$13.10	2/3/2020	—	$—	—	$—
	51,792	25,896	—	$25.85	2/2/2021	14,564	$1,100,165	—	$—
	22,636	45,272	—	$42.54	2/8/2022	8,824	$666,565	—	$—
	—	112,000	—	$51.50	2/7/2023	13,632	$1,029,761	—	$—
Anthony F. Crudele	30,000	—	—	$13.10	2/3/2020	—	$—	—	$—
	37,290	18,646	—	$25.85	2/2/2021	10,486	$792,112	—	$—
	16,298	32,596	—	$42.54	2/8/2022	6,352	$479,830	—	$—
	—	43,076	—	$51.50	2/7/2023	5,242	$395,981	—	$—
Steve K. Barbarick	5,334	—	—	$11.54	2/7/2017	—	$—	—	$—
	10,022	—	—	$9.61	2/6/2018	—	$—	—	$—
	6,536	—	—	$8.56	2/4/2019	—	$—	—	$—
	9,502	7,250	—	$25.85	2/2/2021	4,078	$308,052	—	$—
	6,338	12,676	—	$42.54	2/8/2022	2,470	$186,584	—	$—
	—	43,076	—	$51.50	2/7/2023	5,242	$395,981	—	$—
Benjamin F. Parrish, Jr.	5,276	—	—	$19.76	10/27/2020	—	$—	—	$—
	14,502	7,250	—	$25.85	2/2/2021	4,078	$308,052	—	$—
	9,056	18,108	—	$42.54	2/8/2022	3,530	$266,656	—	$—
	—	23,932	—	$51.50	2/7/2023	2,912	$219,972	—	$—
Kimberly D. Vella	—	10,358	—	$25.85	2/2/2021	5,826	$440,096	—	$—
	—	18,108	—	$42.54	2/8/2022	3,530	$266,656	—	$—
	—	23,932	—	$51.50	2/7/2023	2,912	$219,972	—	$—
___________________

(1)	Reflects awards of options. Option awards vest one-third annually, over the first three years following grant.

(2)	Options are awarded by the Compensation Committee of the Board and are priced at the closing market values on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)	Reflects awards of restricted stock units. Restricted stock unit awards vest on the third anniversary of the date of grant.

Index

2013 OPTION EXERCISES AND STOCK VESTED

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2013 fiscal year as well as applicable stock awards that vested during fiscal 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Gregory A. Sandfort	39,280	$2,303,758	34,460	$1,781,754
Anthony F. Crudele	171,038	$8,589,540	24,812	$1,282,904
Steve K. Barbarick	35,454	$1,735,933	4,688	$242,393
Benjamin F. Parrish, Jr.	12,000	$579,766	4,824	$356,952
Kimberly D. Vella	132,920	$5,821,231	13,784	$712,702
 ____________________

(1)	The value realized equals the difference between the option exercise price and the sales price, multiplied by the number of shares to which the exercise relates.

(2)	The value realized equals the average of the high and low market price on the business day before the vesting date, multiplied by the number of shares vested.

2013 NON-QUALIFIED DEFERRED COMPENSATION

The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 92% of their annual incentive compensation under the CIP.  Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500.  Effective January 1, 2013, each participant has a choice of deemed investments for their plan account. Each participant is "deemed to be invested" in these investment options for the purposes of determining the amount of earnings or losses to be credited to their account. Contributions made to the plan before January 1, 2013 earn simple annual interest at the prime rate in effect on January 1st of each year which is credited quarterly; however, those assets are not available for transfer into the new investment options.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the EDCP are made in cash in a single lump sum payment on a date elected by the participant with the exception of installment payments effective prior to January 1, 2011. Payments are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.

The following table sets forth certain information about each Named Executive Officer’s participation in the EDCP in fiscal 2013:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Gregory A. Sandfort	$—	$—	$13,357	$—	$420,539
Anthony F. Crudele	$40,188	$4,500	$7,976	$—	$361,690
Steve K. Barbarick	$30,000	$4,500	$2,860	$14,926	$66,254
Benjamin F. Parrish, Jr.	$105,412	$4,500	$5,848	$—	$163,988
Kimberly D. Vella	$35,138	$4,500	$4,643	$—	$144,895
____________________

(1)	The amounts reported in this column are included in the “2013 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2013 Summary Compensation Table” under the heading “All Other Compensation."

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Sandfort - $383,933;
Mr. Crudele - $268,328; Mr. Barbarick - $14,586; Mr. Parrish - $33,202; and Ms. Vella - $95,703.

Index

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination

If the employment of any of the Named Executive Officers (other than Mr. Sandfort whose rights and obligations are described below under “Payments Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Compensation Discussion and Analysis” and “2013 Non-Qualified Deferred Compensation.”

Payments Made Upon Death or Disability

If the employment of any of the Named Executive Officers is terminated upon death or disability, the Named Executive Officer will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) one year after the date of termination and (ii) the otherwise applicable normal expiration date of such option. The Named Executive Officer will also vest in a pro rata portion of the Company's LTCP based on the number of days employed in the Performance Period. The amount of the award vested will be based on performance during the entirety of each Performance Period, the same as for participants who remain employed with the Company. Payout of such vested amounts will occur at the same time it occurs for participants who remain employed with the Company.

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month.  The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer disability must preclude the subject officer’s ability to carry out only his or her executive function.  The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.  Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments Upon Certain Termination Events

In the event that Mr. Sandfort's employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Sandfort for good reason (as defined in his employment agreement), Mr. Sandfort would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his average bonus for the prior three (3) calendar years, paid health insurance benefits until the eighteen (18) month anniversary of the date of termination, and any unpaid portion of any bonus earned under the LTCP. The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Sandfort from other employment during the period the Company is required to make any severance payments. In the event that Mr. Sandfort retires, the employment agreement provides that Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and paid health insurance benefits until the eighteen (18) month anniversary of the date of termination. In the event of termination due to death or disability, Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of Mr. Sandfort's target bonus earned through the date of termination. In the event of a termination by the Company for cause or by Mr. Sandfort without good reason, Mr. Sandfort would receive only base salary and benefits earned through the date of termination.

The employment agreement also provides that upon termination due to death or disability, Mr. Sandfort will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of termination due to retirement, all vested stock options held by Mr. Sandfort shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Sandfort's death during such period, in which event his options will be exercisable until the earlier of the second anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Sandfort's employment by the Company without cause or by Mr. Sandfort for good reason, the vesting of all of the outstanding stock options and restricted shares of stock and restricted stock units held by Mr. Sandfort scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option.

Index

Payments To Be Made Upon a Change in Control

Pursuant to the employment agreement, if Mr. Sandfort's employment is terminated within two (2) years following a change in control (as defined in the employment agreement) and during the term (other than termination by the Company for cause or by reason of death, disability or retirement or by Mr. Sandfort without good reason) or if Mr. Sandfort terminates his employment for good reason, Mr. Sandfort will receive: (i) the equivalent of two times the annual base salary and target annual bonus(es) or award(s) pursuant to any bonus plan (but excluding the LTCP) for the year in which the date of termination falls or, if higher, the year in which the change in control occurs, payable in a lump sum, in cash; (ii) provision of existing life, disability and medical benefits for a period of eighteen (18) months beyond the date of termination; (iii) outplacement services not to exceed $50,000; (iv) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the third anniversary of the date of termination or (ii) the otherwise applicable expiration date, or, at the Company's election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (v) the restricted stock units outstanding at the date of termination will become fully vested or, at the Company's election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

The Company is also a party to Change in Control Agreements with each Named Executive Officer (other than Mr. Sandfort whose change in control agreement was superseded by the employment agreement discussed above).  Pursuant to these Change in Control Agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” the executive will receive:

•
the equivalent of 1.5x the annual base salary and target annual bonus(es) or award(s) pursuant to any bonus plan (other than the Company’s LTCP) for the year in which the date of termination falls or, if higher, the year in which the change in control occurs payable in a lump sum, in cash;

•	provision of existing life, disability and medical benefits for a period of two years beyond the date of termination;

•	outplacement services capped at $40,000;

•	a pro-rata portion of the executive's target annual bonus(es) or award(s) under any bonus plan (but excluding the Company’s LTCP) through the date of termination payable in a lump sum, in cash;

•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and

•
the restricted stock units outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

Index

In the Change in Control Agreements and Mr. Sandfort's employment agreement, the executives have agreed to remain in the employ of the Company for at least six months following a change in control unless the executive resigns for good reason, dies, becomes disabled, retires or is terminated by the Company.  In addition, the executives have agreed, for a period of 18 months following termination of employment by the Company, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers (other than Mr. Sandfort) are substantially similar and expire in February 2015.

Pursuant to the Change in Control Agreements and Mr. Sandfort's employment agreement, a change in control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; or (ii) any change in the majority of the Board of Directors during any 12 month period during the term; or (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

The Company's award agreements under the 2009 Plan, which contain the foregoing change in control definition, also provide that unvested option and restricted stock unit awards will vest upon an executive's termination of employment (i) by the Company (other than for cause), (ii) for good reason by the executive or (iii) by reason of the executive's retirement, in each case within one year following a change in control.

The tables immediately following show potential payments to our Named Executive Officers under currently existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 28, 2013 termination date.

Index

Executive Payments Upon Termination	Voluntary Termination	Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause		Involuntary Termination With Cause	Change in Control		Death or Disability
Gregory A. Sandfort
Base salary (1)	$—	$—	$1,700,000		$—	$1,700,000		$—
Non-equity incentive	—	—	2,680,368	(2)	—	1,700,000	(3)	1,350,000	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	4,031,686		—	8,270,344		8,270,344
Health and welfare benefits (6)	20,663	20,663	20,663		—	32,522		—
Life insurance benefits (7)	—	—	—		—	1,980		—
Outplacement services (8)	—	—	—		—	50,000		—
	$20,663	$20,663	$8,432,717		$—	$11,754,846		$9,620,344
Anthony F. Crudele
Base salary (1)	$—	$—	$—		$—	$705,000		$—
Non-equity incentive	—	—	—		—	763,750	(3)	360,000	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—		—	4,705,920		4,705,920
Health and welfare benefits (6)	—	—	—		—	42,184		—
Life insurance benefits (7)	—	—	—		—	2,640		—
Outplacement services (8)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$6,259,494		$5,065,920
Steve K. Barbarick
Base salary (1)	$—	$—	$—		$—	$585,000		$—
Non-equity incentive	—	—	—		—	633,750	(3)	140,000	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—		—	2,704,958		2,704,958
Health and welfare benefits (6)	—	—	—		—	37,745		—
Life insurance benefits (7)	—	—	—		—	2,640		—
Outplacement services (8)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$4,004,093		$2,844,958
Benjamin F. Parrish, Jr.
Base salary (1)	$—	$—	$—		$—	$570,000		$—
Non-equity incentive	—	—	—		—	522,500	(3)	140,000	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—		—	2,327,960		2,327,960
Health and welfare benefits (6)	—	—	—		—	38,180		—
Life insurance benefits (7)	—	—	—		—	2,640		—
Outplacement services (8)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$3,501,280		$2,467,960
Kimberly D. Vella (9)
Base salary (1)	$—	$—	$—		$—	$555,000		$—
Non-equity incentive	—	—	—		—	508,750	(3)	200,000	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—		—	2,614,449		2,614,449
Health and welfare benefits (6)	—	—	—		—	37,282		—
Life insurance benefits (7)	—	—	—		—	2,640		—
Outplacement services (8)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$3,758,121		$2,814,449

Index

___________________

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)	Reflects two times the average bonus paid to Mr. Sandfort for the prior three calendar years under the CIP and amounts earned but unpaid under the LTCP.

(3)
Amount reflects the contractual multiple of the target cash bonus as set forth in the CIP.  The Company has no established policy or practice pertaining to payment of bonuses in the event of termination prior to the date bonuses are actually awarded.

(4)	Reflects amounts earned but unpaid under the LTCP, and only in the case of Mr. Sandfort, the amount also reflects the contractual multiple of the target cash bonus as set forth in the CIP.

(5)
Amount includes the value of unvested options computed by multiplying (i) the difference between (a) $75.54, the closing price of a share of our Common Stock on December 27, 2013, the last business day of fiscal 2013 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.  Amount includes unvested restricted stock units valued at $75.54, the closing price of a share of our Common Stock on December 27, 2013, the last business day of fiscal 2013.

(6)	Amount reflects the Company's aggregate total cost for continuation of insurance benefits (i.e. medical and disability) for the contractual duration of the respective agreements.

(7)	Amount reflects the Company's aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(8)	Amount assumes the maximum for outplacement services allowed under the Change in Control Agreements.

(9)
On February 6, 2014, the Company accepted the resignation of Kimberly D. Vella effective March 2, 2014. In connection with her resignation, Ms. Vella was only entitled to receive her accrued and vested benefits (see above “- Payments Made Upon Termination”).

RELATED-PARTY TRANSACTIONS

Since the beginning of the Company’s last fiscal year, we are aware of no related party transactions between us and any of our directors or director nominees, executive officers, 5% shareholders or their family members which require disclosure under Item 404 of Regulation S-K under the Exchange Act.

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Based solely on a review of the copies of such reports furnished to us during fiscal 2013 and written representations that no other reports were required, all Directors, executive officers and greater than 10% beneficial owners filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the 2013 fiscal year except for one late Form 4 filing for each of Kimberly D. Vella (to report a gift of shares to a family partnership), Steve K. Barbarick (to report a disposition of shares to satisfy taxes on the vesting of restricted stock units) and Alexander L. Stanton (to report a disposition of shares to satisfy taxes on the vesting of restricted stock units) and one late Form 5 filing for Gregory A. Sandfort (to report 9 late dispositions of gifts of shares of stock to a family trust jointly owned with his wife).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 10, 2014, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.  The determinations of "beneficial ownership" of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Such rule provides that shares shall be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination.  Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him.  There were 139,037,450 shares of Common Stock outstanding on February 10, 2014.

Index

Name of Beneficial Owner	Number of Shares	Number of Option Shares and RSUs (1)	Number of Vested Deferred RSUs (2)	Total Shares, Option Shares and RSUs	Percent of Class (3)
T. Rowe Price Associates, Inc. (4)	13,314,756	—	—	13,314,756	9.6%
The Vanguard Group (5)	7,552,171	—	—	7,552,171	5.4%
BlackRock, Inc. (6)	6,959,983	—	—	6,959,983	5.0%
Johnston C. Adams	10,770	—	8,878	19,648	*
Peter D. Bewley	100	—	4,244	4,344	*
Jack C. Bingleman	133,152	—	12,788	145,940	*
Richard W. Frost	7,770	—	8,938	16,708	*
Cynthia T. Jamison	27,760	—	4,996	32,756	*
George MacKenzie	9,556	22,000	3,756	35,312	*
Edna K. Morris	37,830	32,000	4,996	74,826	*
Mark J. Weikel	1,000	—	—	1,000	*
Gregory A. Sandfort	193,036	242,558	—	435,594	*
Anthony F. Crudele	274,258	132,892	—	407,150	*
Steve K. Barbarick (7)	27,031	65,680	—	92,711	*
Benjamin F. Parrish, Jr.	9,912	53,116	—	63,028	*
Kimberly D. Vella	26,228	27,390	—	53,618	*
All directors and executive officers as a group (15 persons)	809,500	685,842	48,596	1,543,938	1.1%
__________________
*       Less than 1% of outstanding Common Stock.

(1)
Reflects the number of shares that could be purchased by exercise of options exercisable on February 10, 2014 or within 60 days of February 10, 2014 and the number of shares underlying restricted stock units which vest within 60 days of February 10, 2014.

(2)	Reflects the number of RSUs that have satisfied the related vesting requirements, but the receipt of the shares has been deferred to a later date.

(3)
Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of restricted stock units are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(4)
Based solely on information set forth in Schedule 13G filed with the SEC on February 13, 2014, these shares are owned by accounts for which T. Rowe Price Associates, Inc. serves as investment advisor. Such Schedule 13G indicated that T. Rowe Price Associates, Inc. had sole power to vote 4,533,014 shares, sole dispositive power for 13,314,756 shares and the power to direct the investment in all of such 13,314,756 shares. T. Rowe Price Associates, Inc.'s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Based solely on information set forth in Schedule 13G filed with the SEC on February 12, 2014, these shares are owned by accounts for which The Vanguard Group serves as investment advisor. Such Schedule 13G indicated that The Vanguard Group had sole power to vote 128,882 shares, sole dispositive power for 7,437,389 shares, shared dispositive power for 114,782 shares and the power to direct the investment in all of such 7,552,171 shares. The Vanguard Group's address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 7, 2014, these shares are owned by accounts for which BlackRock, Inc. serves as investment advisor. Such Schedule 13G/A indicated that BlackRock, Inc. had sole power to vote 5,759,414 shares, sole dispositive power for 6,959,983 shares and the power to direct the investment in all of such 6,959,983 shares. BlackRock, Inc.'s address is 40 East 52nd Street, New York, NY 10022.

(7)	Includes 4,772 shares owned by Mr. Barbarick's spouse.

SHAREHOLDER PROPOSALS

Shareholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Shareholders must submit such proposals in writing by November __, 2014 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.

For a shareholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the shareholder from the floor at the 2015 Annual Meeting of Shareholders, the shareholder must provide timely advance notice in accordance with the Company’s Bylaws.  The Company's Bylaws contain an advance notice provision which provides that, to be timely, a shareholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year's annual meeting (no later than January 31, 2015, and no earlier than January 1, 2015, for the Company’s 2015 Annual Meeting of Shareholders).  In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

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SHAREHOLDER NOMINATIONS OF CANDIDATES FOR BOARD MEMBERSHIP

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder who is a shareholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the annual meeting, and who delivers timely notice of the nomination in proper written form, as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in the Company’s Bylaws.

For a shareholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by January 31, 2015 but not before January 1, 2015 (or, if the annual meeting is changed by more than thirty (30) calendar days from the anniversary of the prior year's annual meeting, the notice must be received not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company's Annual Report on Form 10-K for fiscal 2013 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.  The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its Annual Report on Form 10-K with the SEC on February 19, 2014.  We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2013, without exhibits.  Please send a written request to Investor Relations, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027 or complete the request form on the investor relations page of our website at TractorSupply.com.

OTHER MATTERS

The Board does not intend to present any business at the Meeting other than the items stated in the "Notice of Annual Meeting of Shareholders" and knows of no other business to be presented for action at the meeting.  If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.  The costs of such solicitation will be borne by the Company.  The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

DIRECTIONS TO THE ANNUAL MEETING

From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood).  Circle around the off-ramp and stay on Old Hickory Blvd.   Turn left at the third light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

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From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga).  Immediately merge right onto I-440 West via Exit #53 (toward Memphis).  Merge onto I-65 South via Exit #5 (towards Huntsville).  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From West of Nashville
Follow I-40 East to I-65 South.  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

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EXHIBIT A

TRACTOR SUPPLY COMPANY
2009 STOCK INCENTIVE PLAN

Effective May 7, 2009

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TRACTOR SUPPLY COMPANY
2009 STOCK INCENTIVE PLAN

Section 1. Purpose.
This plan shall be known as the “Tractor Supply Company 2009 Stock Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Tractor Supply Company (the “Company”) and its shareholders by (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements. The Plan shall be effective as of May 7, 2009, provided it has been approved by the Board and by the Company’s shareholders.

Section 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.
(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.
(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
(d) “Board” shall mean the Board of Directors of the Company.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(f) “Committee” shall mean the committee of the Board described in Section 3 of the Plan.
(g) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.
(h) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.
(i) “Director” shall mean a member of the Board.
(j) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.
(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(l) “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, the applicable description below (unless the Committee determines in good faith the fair market value of the Shares to be otherwise):
(i) If the Shares are traded on a trading exchange (e.g., the New York Stock Exchange or NASDAQ Stock Market) or are reported on an automated quotation system (e.g., the OTC Bulletin Board System), Fair Market Value shall be determined by reference to the price of the Stock on such exchange or system with respect to the date for which Fair Market Value is being determined and, to the extent applicable, in a manner consistent with Sections 409A and 422 of the Code.
(ii) If the Shares are not traded on a recognized exchange or automated trading system, Fair Market Value shall be the value determined in good faith by the Committee or the Board and, to the extent applicable, in a manner consistent with Sections 409A and 422 of the Code.

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(m) “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
(n) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.
(o) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.
(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(q) “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.
(r) “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan.
(s) “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.
(t) “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.
(u) “Performance Award” shall mean any Award granted under Section 8 of the Plan.
(v) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
(w) “Restricted Share” shall mean any Share granted under Sections 7 to 10 of the Plan.
(x) “Restricted Share Unit” shall mean any unit granted under Sections 7 to 10 of the Plan.
(y) “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
(z) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
(aa) “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.
(bb) “Shares” shall mean shares of the common stock, $0.008 par value, of the Company.
(cc) “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.
(dd) “Subsidiary” shall mean any Person (other than the Company) of which fifty percent (50%) or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company. For Incentive Stock Options, the term shall have the meaning set forth in Section 424(f) of the Code.
(ee) “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.
Section 3. Administration.
3.1 Committee. The Plan shall be administered by the Compensation Committee of the Board, such other committee as the Board may designate, or, at the discretion of the Board from time to time, by the Board. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of Section 162(m)(4)(C) of the Code, Rule 16b-3 of the Exchange Act, and the member rules of any trading exchange (e.g., the New York Stock Exchange or NASDAQ Stock Market) or automated quotation system (e.g., the OTC Bulletin Board System) upon which Stock is traded, whose members are not employees of the Company or any Subsidiary or Affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.1) shall include the Board.
3.2 Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof

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or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.
3.3 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.
3.4 Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.
3.5 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company.
3.6 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4. Shares Available For Awards.
4.1 Shares Available.
(a)    Basic Limitations. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company, and the maximum aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 3,100,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by the number of Shares with respect to which Options or other Awards were granted under the 2000 Stock Incentive Plan (the “2000 Plan”) or the 2006 Stock Incentive Plan (the “2006 Plan”) as of the effective date of this Plan, but which expire unexercised or are forfeited after the effective date of this Plan.
(b)    Share Count. Shares issued pursuant to Awards other than SARs and Options will count against the Shares available for issuance under the Plan as two Shares for every one Share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the Shares available for issuance under the Plan as one Share for every one Share to which such exercise relates. The total number of Shares subject to SARs that are settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares actually issued upon settlement of the SARs. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under the Plan. If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan; provided that any one Share issued pursuant to an Award other than a SAR or Option that is forfeited or terminated shall be credited as two Shares when determining the number of Shares that shall again become available for Awards under the Plan if, upon grant, the Shares underlying such forfeited or terminated Awards were counted as two Shares against the Plan reserve. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan.
(c)    Option and SAR Limits. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, in the aggregate, relate to more than 250,000 Shares.
4.2 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, with respect to Incentive Stock Options, in such equitable and proportionate manner as is consistent with Section 422 of the Code and the regulations thereunder and with respect to Awards to Covered Officers, in such equitable and proportionate manner as is consistent with Section 162(m) of the Code): (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company or its successor

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(or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.
4.3 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.
4.4 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5. Eligibility.
Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6. Stock Options And Stock Appreciation Rights.
6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.
6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. The Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option, and SARs may not be granted at a price less than the Fair Market Value of a Share on the date of grant. Except as permitted by the provisions of Section 4.2 and Section 13.3 hereof, the Committee and the Company shall not have the power without the approval of the Company's shareholders to (i) lower or reduce the Option Price of outstanding Options and/or the price of outstanding SAR's for any Participant or (ii) purchase, cancel or replace an Option or SAR with cash or a different type of Award.
6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. Incentive Stock Option Awards shall not be made with respect to shares of Stock described in Section 4.1 more than ten (10) years after the earlier of the date that the Plan is adopted by the Board or the date that the Plan is approved by shareholders.
6.4 Exercise.
(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.
(b) The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.
(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company

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at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.
(d) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee), valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, or (ii) by a combination of such cash (or cash equivalents) and such Shares; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. Subject to applicable securities laws and Company policy, the Company may permit an Option to be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.
(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.
6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7. Restricted Shares And Restricted Share Units.
7.1 Grant.
(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement may set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.
7.2 Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares, and may receive dividends in accordance with Section 14.2, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Unless otherwise provided in the applicable Award Agreement, any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

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7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.
7.4 Payment of Restricted Share Units.
(a) Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.
(b) A Participant may receive dividend rights in respect of any vested Restricted Stock Units at the time of any payment of dividends to shareholders on Shares, as determined in the sole discretion of the Committee, in accordance with Section 14.2. Unless otherwise provided in the applicable Award Agreement, the following terms shall apply to the grant of such dividend rights:
(i) The amount of any such dividend right shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of vested Restricted Stock Units then credited to the Participant.
(ii) Any such dividend right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares. No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested.
(c) Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.
8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.
8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the Performance Award, and no payments will be made. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9. Other Stock-Based Awards.
The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 and 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10. Non-Employee Director And Outside Director Awards.
10.1 The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares.

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The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.
10.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

Section 11. Provisions Applicable To Covered Officers And Performance Awards.
11.1 Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.
11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals that satisfy the requirements of Section 162(m) and/or other terms and conditions selected by the Committee. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)	earnings before interest, taxes, depreciation and/or amortization;
(b)	operating income or profit;
(c)	operating efficiencies;
(d)	return on equity, assets, capital, capital employed or investment;
(e)	after tax operating income;
(f)	net income;
(g)	earnings or book value per Share;
(h)	cash flow(s);
(i)	total sales or revenues or sales or revenues per employee;
(j)	production (separate work units or SWUs);
(k)	stock price or total shareholder return;
(l)	dividends;
(m)	debt reduction;
(n)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or
(o)	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.
11.3 With respect to any Covered Officer, the maximum annual number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan is 250,000 and the maximum amount of all Performance Awards that are settled in cash and that may be granted under Section 8 of the Plan in any year is $5,000,000.
11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to

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Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.
11.5 Unless otherwise expressly stated in the relevant Award Agreement, each Award granted to a Covered Officer under the Plan is intended to be performance-based compensation within the meaning of Section 162(m). Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.

Section 12. Termination of Employment.
The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without cause, by a Participant voluntarily, by reason of death, disability or retirement, or pursuant to military, government or other service or leave of absence. The Committee may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13. Amendment and Termination.
13.1 Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time without shareholder approval; provided, however, that the Board or the Committee shall condition any amendment, alteration, suspension, discontinuation or termination on the approval of shareholders if such approval is necessary to comply with the requirements of Sections 422 or 162(m) of the Code or other applicable law, or if such approval is deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.
13.2 Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
13.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principals in accordance with the Plan.

Section 14. General Provisions.
14.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
14.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall be reduced in a manner consistent with Section 4.1(b) to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.
14.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest

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under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
14.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.
14.5 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
14.6 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.
14.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.
14.8 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.
14.9 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.
14.10 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.
14.11 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
14.12 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
14.13 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.
14.14 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

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14.15 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
14.16 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on May 1, 2014.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

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Annual Shareholders’ Meeting Proxy Card

t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, 3, 4 and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Cynthia T. Jamison	☐	☐	02 - Johnston C. Adams	☐	☐	03 - Peter D. Bewley	☐	☐

	04 - Jack C. Bingleman	☐	☐	05 - Richard W. Frost	☐	☐	06 - George MacKenzie	☐	☐

	07 - Edna K. Morris	☐	☐	08 - Gregory A. Sandfort	☐	☐	09 - Mark J. Weikel	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from two hundred million (200,000,000) to four hundred million (400,000,000)	☐	☐	☐	3.	To re-approve the material terms of the performance goals under our 2009 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
4.	To ratify the reappointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2014	☐	☐	☐	5.	Say on Pay - An advisory vote to approve executive compensation	☐	☐	☐

B	Non-Voting Items
	Change of Address – Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

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t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

Proxy — Tractor Supply Company

Annual Shareholders’ Meeting
May 1, 2014
10:00AM central time

Store Support Center
200 Powell Place
Brentwood, Tennessee 37027

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I have received the Notice of 2014 Annual Shareholders’ Meeting (“the Meeting”) to be held on May 1, 2014 and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint BENJAMIN F. PARRISH, JR. AND KURT D. BARTON, and each of them, as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the Meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

(Continued and to be voted on reverse side.)